Exhibit 99.1

Atlantic Power Corporation Releases First Quarter 2019 Results

First Quarter 2019 Financial Highlights

•             Net income attributable to Atlantic Power of $8.9 million vs. $15.9 million in Q1 2018; reduction primarily attributable to non-cash mark-to-market gains in the 2018 period

•             Cash from operating activities of $29.2 million vs. $50.3 million in Q1 2018; results for the two periods were nearly unchanged on an adjusted basis excluding changes in working capital

•             Project Adjusted EBITDA of $53.7 million vs. $53.4 million in Q1 2018

•             Repaid $15.8 million of term loan and project debt

•             Liquidity at March 31, 2019 of $198 million, an increase of $6.5 million from year-end 2018

•             Reaffirmed full year 2019 guidance

Recent Developments (April 2019)

•             Redeemed remaining Cdn$24.7 million of Series D convertible debentures using discretionary cash

•             Received favorable ruling in appeal of Williams Lake air permit amendment

•             BC Hydro exercised option to extend Williams Lake short-term contract to September 30, 2019

DEDHAM, MASSACHUSETTS — May 2, 2019 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today reported its financial results for the three months ended March 31, 2019. Net income attributable to Atlantic Power was $8.9 million, or $0.07 per diluted share, and cash from operating activities was $29.2 million. Project Adjusted EBITDA was $53.7 million.

“First quarter results made for a solid start to the year, with Project Adjusted EBITDA and operating cash flow both ahead of our expectations, mostly due to strong performance by Curtis Palmer and the timing of certain cash receipts. During the quarter, we repaid $15.8 million of debt using operating cash flow and earlier this month we allocated $18.9 million of discretionary cash to the redemption of our remaining Series D convertible debentures. We expect to repay another $52 million of consolidated debt by year-end, and improve our leverage ratio to approximately 4 times,” said James J. Moore, Jr., President and CEO of Atlantic Power. “We will continue to look for opportunities to allocate our strong liquidity to growth investments and repurchases of common and preferred shares, but only when such uses are accretive to our estimates of intrinsic value per share.”

Atlantic Power Corporation

Table 1 - Summary of Financial Results

(in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2019	2018
Project revenue	$73.0	$80.0
Project income	30.6	28.3
Net income attributable to Atlantic Power Corporation	8.9	15.9
Cash provided by operating activities	29.2	50.3
Cash provided by (used in) investing activities	1.2	(1.1)
Cash used in financing activities	(25.5)	(45.7)
Project Adjusted EBITDA	53.7	53.4

All amounts are in U.S. dollars and are approximate unless otherwise indicated.  Project Adjusted EBITDA is not a recognized measure under generally accepted accounting principles in the United States (“GAAP”) and does not have a standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies.  Please refer to “Non-GAAP Disclosures” on page 13 of this news release for an explanation and a reconciliation of “Project Adjusted EBITDA” as used in this news release to Project income (loss).

Financial Results for the Three Months Ended March 31, 2019

First quarter 2019 results were adversely affected by Power Purchase Agreement (PPA) expirations at Williams Lake and the three San Diego projects. In April 2018, the Williams Lake PPA expired and was replaced by a short-term contract extension with less favorable economics; this extension is currently scheduled to expire on September 30, 2019. The PPAs for the San Diego projects were terminated effective March 1, 2018. The impact of these PPA expirations and short-term extensions was as expected. On the positive side, Tunis returned to service under a new PPA in October 2018 and the start-up maintenance expense incurred in the 2018 period did not recur. In addition, generation at Curtis Palmer was significantly above the long-term average due to higher water flows; thus, results for the project were better than expected.

Project income, Net income and Project Adjusted EBITDA

Project income for the first quarter of 2019 was $30.6 million, a $2.3 million increase from $28.3 million in the year-ago period. Although Project revenue decreased $7.0 million, this was offset by lower Project expenses. The revenue decrease was mostly due to the PPA expirations at Williams Lake and the San Diego projects, partially offset by increased revenues from Tunis, which was not in operation in the 2018 period, and Curtis Palmer, which benefited from higher water flows. Depreciation expense decreased at the San Diego projects, which were fully depreciated by February 2018, and at Nipigon, due to the amortization of the PPA intangible asset in 2018. Operation and maintenance expense decreased primarily because $2.4 million of start-up maintenance at Tunis incurred in 2018 did not recur. Fuel expense was lower mostly because the San Diego projects ceased operation in February 2018. These favorable expense comparisons were partially offset by a $6.1 million unfavorable change in the fair value of derivative instruments.

Net income attributable to Atlantic Power Corporation for the first quarter of 2019 was $8.9 million compared to $15.9 million in the first quarter of 2018. The reduction of $7.0 million was primarily attributable to a $13.2 million decrease in mostly unrealized foreign exchange gain, which was related to the revaluation of debt denominated in Canadian dollars (the Canadian dollar appreciated from December 31, 2018 to March 31, 2019) and a $6.8 million unfavorable change in the fair value of the convertible debenture conversion option (included in “Other expense (income), net”).  These negative factors were partially offset by the $2.3 million increase in Project income, a $4.1 million reduction in interest expense resulting from lower debt balances, a reduction in the interest rate on the Company’s credit facilities, a $4.5 million increase in the gain on the redemption of preferred shares, and a reduction in income tax expense.

Project Adjusted EBITDA for the first quarter of 2019 increased slightly to $53.7 million from $53.4 million in the first quarter of 2018. Results benefited from the start-up of Tunis under a new PPA in October 2018 and the absence of start-up expenses incurred in 2018 (+$3.5 million), higher water flows at Curtis Palmer (+$2.7 million) and, to a less significant degree, higher generation and a contractual rate increase at Orlando and higher dispatch at Manchief and Frederickson. Increases at these projects were mostly offset by a decrease at Williams Lake (-$5.1 million) due to the less favorable short-term PPA, and modest decreases at other projects, including the three San Diego projects due to the early termination of the PPAs; Chambers, due to reduced generation due to less favorable PJM power prices; and Mamquam, due to lower water flows.

Cash Flow

Cash provided by operating activities for the first quarter of 2019 was $29.2 million, a decrease of $21.1 million from $50.3 million in the first quarter of 2018. Changes in working capital accounted for $22.7 million of the year-over-year decline. The 2018 result benefited from an $18.3 million release of working capital by Kapuskasing, North Bay and the three San Diego projects when they ceased operation. Distributions from unconsolidated affiliates were $0.8 million lower in 2019 than 2018. Comparisons were also affected by the short-term PPA extension at Williams Lake (less favorable economics), partially offset by positive results for Tunis and Curtis Palmer as compared to 2018. Cash interest payments and cash taxes were $0.6 million lower in 2019 than 2018. Excluding changes in working capital, operating cash flow in the 2019 period was $1.6 million higher than the comparable 2018 period.

Cash provided by investing activities for the first quarter of 2019 was $1.2 million, largely due to $1.5 million of salvage proceeds from the San Diego projects, compared to a $1.1 million use of funds in the first quarter of 2018.

Cash used in financing activities for the first quarter of 2019 was $25.5 million as compared to $45.7 million in the year-ago period. In 2019, the Company repaid $15.8 million of term loan and project debt, invested $7.8 million in the repurchase of preferred and common shares and paid $1.9 million of preferred dividends.  In the comparable 2018 period, the Company issued $92.2 million of new convertible debentures, redeemed $88.1 million of existing convertible debentures and repaid $32.4 million of term loan and project debt, invested $10.4 million in the repurchase of common and preferred shares and paid $2.2 million of preferred dividends.

During the first quarter of 2019, the net increase in cash, restricted cash and cash equivalents was $4.9 million.

Liquidity and Balance Sheet

Liquidity

As shown in Table 2, the Company’s liquidity at March 31, 2019 was $197.9 million, up $6.5 million from $191.4 million at December 31, 2018. The increase in liquidity was entirely attributable to an increase in cash. At March 31, 2019, there was $47.6 million of cash at the parent, of which the Company considers approximately $40 million to be discretionary cash available for general corporate purposes.

Atlantic Power Corporation

Table 2 - Liquidity

(in millions of U.S. dollars)

Unaudited

	March 31, 2019	Dec. 31, 2018
Cash and cash equivalents, parent	$47.6	$45.9
Cash and cash equivalents, projects	27.2	22.4
Total cash and cash equivalents	74.8	68.3
Revolving credit facility	200.0	200.0
Letters of credit outstanding	(76.9)	(76.9)
Availability under revolving credit facility	123.1	123.1

Total liquidity	$197.9	$191.4

Excludes restricted cash of:	0.5	2.1

Balance Sheet

Debt Repayment

During the first quarter of 2019, the Company repaid $15 million of the APLP Holdings term loan and amortized $775 thousand of project-level debt. At March 31, 2019, the Company’s consolidated debt was $717.0 million, excluding unamortized discounts and deferred financing costs, and the Company’s consolidated leverage ratio (consolidated gross debt to trailing 12-month consolidated Adjusted EBITDA) was 4.5 times, unchanged from year-end 2018.

In April 2019, the Company redeemed the remaining Cdn$24.7 million of 6.00% Series D Debentures (US$18.5 million equivalent) at par plus accrued interest. The total outlay of US$18.9 million equivalent was funded from discretionary cash.

The Company expects to repay another $52 million of consolidated debt over the remainder of 2019, reducing its leverage ratio by year-end 2019 to approximately 4 times.

Debt Maturity Profile

As a result of the Series D redemption in April 2019, the Company’s next bullet maturity is not until April 2022, when the $200 million revolving credit facility matures. There are currently no borrowings outstanding, although approximately $77 million is being used for letters of credit.

The $435 million APLP Holdings term loan is being repaid through amortization and the sweep, with approximately $125 million of the principal expected to be remaining at the April 2023 maturity date.

Credit Rating

In March 2019, S&P Global Ratings affirmed the Company’s B+ credit rating and revised the outlook for the Company’s credit to Positive from Stable, citing the continuing deleveraging trend (supported by predictable contracted cash flows) and the pending acquisition of contracted biomass plants that will help to mitigate some re-contracting risk.

Normal Course Issuer Bid (NCIB) Update

In the first quarter of 2019, the Company repurchased 427,500 shares of the 4.85% Cumulative Redeemable Preferred, Series 1 at Cdn$14.26 per share; 78,577 shares of the Cumulative Rate Reset Preferred, Series 2 at Cdn$18.25 per share; and 148,311 shares of the Cumulative Floating Rate Preferred, Series 3 at Cdn$17.69 per share, for a total cost of Cdn$10.2 million (US$7.7 million equivalent). Most of these repurchases occurred in January 2019 and were previously reported. With these repurchases, the Company has reached the 10% limit on Series 1 and Series 3 repurchases under this NCIB. Also during the quarter, the Company repurchased 44,390 common shares at an average price of $2.15 per share.

2019 Guidance

The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

The Company is maintaining its guidance for 2019 Project Adjusted EBITDA in the range of $175 million to $190 million, as compared to the 2018 reported level of $185.1 million. The most significant negative factor affecting 2019 guidance is the short-term contract extension at Williams Lake, which became effective in April 2018 and is currently scheduled to expire at the end of September 2019. The economics of the short-term extension are less favorable than the original PPA. On the positive side, Project Adjusted EBITDA for Tunis and Manchief is expected to be significantly higher this year due to the non-recurrence of start-up and overhaul-related expenses, respectively, incurred in 2018. The Company’s guidance assumes average water conditions for its hydro projects. In 2018, water flows at Curtis Palmer were very close to average while those for Mamquam were better than average. Results in the first quarter of 2019 benefited relative to expectations from higher water flows at Curtis Palmer, which resulted in generation significantly above the long-term average; some or even all of this may reverse over the remainder of the year.

Table 3 provides a bridge of the Company’s 2019 Project Adjusted EBITDA guidance to an estimate of 2019 Cash provided by operating activities. For purposes of providing this bridge to a cash flow measure, the impact of changes in working capital is assumed to be nil. The decline in 2019 estimated Cash provided by operating activities from the 2018 level of $137.5 million is largely attributable to the working capital assumption, Chambers project debt amortization of $5.2 million (captured in the adjustment for equity method projects), and expected decommissioning outlays. Results in the first quarter of 2019 benefited relative to expectations from timing of revenue receipts at several projects and from strong performance at Curtis Palmer; some or even all of this may reverse over the remainder of the year.

Atlantic Power Corporation

Table 3 - Bridge of 2019 Project Adjusted EBITDA Guidance to Cash Provided by Operating Activities

(in millions of U.S. dollars)

Unaudited

	2019 Guidance
	(initiated 2/28/19)	2018 Actual
Project Adjusted EBITDA	$175 - $190	$185.1
Adjustment for equity method projects(1)	(5)	(0.0)
Corporate G&A expense	(22)	(23.9)
Cash interest payments	(39)	(41.3)
Cash taxes	(4)	(3.1)
Decommissioning (San Diego projects)	(5)	(0.5)
Other (including changes in working capital)	(0)	(21.2)
Cash provided by operating activities	$100 - $115	$137.5

Note:  For the purpose of providing bridge of Project Adjusted EBITDA guidance to a cash flow measure, the impact of changes in working capital on Cash provided by operating activities is assumed to be nil. See comment in preceding paragraph.

(1) For equity method projects, represents difference between Project Adjusted EBITDA and cash distribution.

Commercial and Operational Updates

Williams Lake (British Columbia)

In late April, BC Hydro exercised its option to extend the amended energy purchase agreement with Williams Lake by three months, to September 30, 2019. The project has been operating under this short-term extension since April 2, 2018. The short-term extension is subject to the approval of the BC Utilities Commission (BCUC), which recently issued a revised schedule providing for additional arguments and responses through May 8. A recent report prepared by the BC government is supportive of biomass re-contracting, and the Company has begun discussions with BC Hydro on a potential longer-term contract. In addition, in early April the government issued a directive to the BCUC requiring it to approve cost recovery in BC Hydro’s rates of any new biomass contracts entered into as a result of this process.

Separately, in April 2019, the Environmental Appeal Board issued a final decision on the amendment to the Williams Lake air permit. The amendment had been sought by the Company to allow the use of up to 50% rail ties in the fuel mix for the project, and had been approved in September 2016, but was appealed by various parties. In its decision on the appeal, the Board modified the permit amendment to a 35% annual limit and also imposed a daily limit of 50%. The Company has not determined whether it will proceed with investment in a new fuel shredder, which would be required to accommodate rail ties as an increased part of the fuel mix, but views the Board ruling as preserving the option to do so. A decision to proceed with such an investment would be dependent on a new long-term PPA with BC Hydro, the economics of the shredder investment and the outlook for the long-term supply of conventional fuel in the region.

Decommissioning of San Diego Projects

As previously reported, the Company is required by its land use agreements with the U.S. Navy to decommission its three project sites in San Diego (Naval Station, Naval Training Center and North Island). The Company continues to work with the Navy and San Diego Gas & Electric on the scope and schedule for each of the three sites. Once agreement is reached, the Company expects to solicit final bids for the work. Based on current cost estimates, the Company anticipates cash outlays for decommissioning of approximately $5 million, most of which would be incurred this year, depending on the final schedule. Net of approximately $1.7 million of salvage proceeds received to date, the cash outlay would be approximately $3.5 million.

Maintenance and Capex

In the first quarter of 2019, the Company incurred $4.0 million of maintenance expense. For the full year, which does not have any planned major outages, the Company is projecting maintenance expense of approximately $24.4 million and capital expenditures of approximately $1.2 million. (All of these figures include the Company’s proportional share of maintenance expenses and capital expenditures at equity method investments.)

Financial Results by Segment and by Project

A schedule of Project income (loss) and Project Adjusted EBITDA by segment for the first quarter 2019 and the comparable 2018 period can be found on page 12 of this release.

A schedule of Project income (loss), Project Adjusted EBITDA and Cash Distributions by project for the first quarter 2019 and the comparable 2018 period can be found in the first quarter 2019 presentation on the Company’s website.  Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.

Supplementary Information Regarding Non-GAAP Disclosures

A discussion of non-GAAP disclosures and a schedule reconciling Project Adjusted EBITDA, a non-GAAP measure, to the comparable GAAP measure, can be found on page 13 of this release.

Investor Conference Call and Webcast

Atlantic Power’s management team will host a telephone conference call and webcast on Friday, May 3, 2019 at 8:30 AM ET.  Management’s prepared remarks and an accompanying presentation will be available on the Conference Calls page of the Company’s website prior to the call.

Conference Call / Webcast Information:

Date:  Friday, May 3, 2019

Start Time:  8:30 AM ET

Phone Number:  U.S. (Toll Free) 1-855-239-3193; Canada (Toll Free) 1-855-669-9657; International (Toll) 1-412-542-4129.

Conference Access:  Please request access to the Atlantic Power conference call.

Webcast:  The call will be broadcast over Atlantic Power’s website at www.atlanticpower.com.

Replay / Archive Information:

Replay:  Access conference call number 10130576 at the following telephone numbers:  U.S. (Toll Free) 1-877-344-7529; Canada (Toll Free) 1-855-669-9658; International (Toll) 1-412-317-0088.  The replay will be available one hour after the end of the conference call through June 3, 2019 at 11:59 PM ET.

Webcast archive:  The conference call will be archived on Atlantic Power’s website at www.atlanticpower.com for a period of 12 months.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in nine states in the United States and two provinces in Canada.  The Company’s generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term PPAs that have expiration dates ranging from 2019 to 2037.  The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements.  The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer).  The majority of the projects in operation are 100% owned and directly operated and maintained by the Company.  The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the Company’s view that Project Adjusted EBITDA and operating cash flow in the first three months of 2019 were ahead of its expectations;

•                  the Company’s expectation that it will repay $52 million of consolidated debt over the remainder of the year, reducing its leverage ratio to an estimated 4 times;

•                  the Company’s view that approximately $40 million of cash at the parent is available for discretionary purposes;

•                  the Company’s estimate that approximately $125 million of its term loan will be outstanding at the April 2023 maturity date, with the balance having been repaid previously through amortization and the sweep;

•                  the Company’s guidance for 2019 Project Adjusted EBITDA in the range of $175 million to $190 million;

•                  the Company’s estimate for 2019 Cash provided by operating activities in the range of $100 million to $115 million, assuming for this purpose that changes in working capital are nil;

•                  the Company’s estimation that 2019 Project Adjusted EBITDA for Williams Lake will be significantly lower than in 2018;

•                  the Company’s estimation that 2019 Project Adjusted EBITDA for Tunis and Manchief will be significantly higher than in 2018;

•                  the Company’s assumption in its 2019 guidance of average water conditions for its hydro projects;

•                  the Company’s expectations for re-contracting the Williams Lake project and its views regarding a potential investment in a fuel shredder for Williams Lake;

•                  the Company’s estimation that cash outlays associated with the decommissioning of the three San Diego projects will total approximately $5 million and will be mostly incurred in 2019, depending on the final schedule;

•                  the Company’s estimation that, in 2019, including its share of equity-owned projects, maintenance expense will total approximately $24.4 million and capital expenditures will total approximately $1.2 million; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting the Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

Atlantic Power Corporation

Table 4 — Consolidated Balance Sheet

(in millions of U.S. dollars)

Unaudited

	March 31,	Dec. 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$74.8	$68.3
Restricted cash	0.5	2.1
Accounts receivable	29.1	35.7
Current portion of derivative instruments asset	2.7	4.2
Inventory	13.1	15.8
Prepayments	5.4	4.0
Income taxes receivable	—	0.3
Other current assets	6.1	5.9
Total current assets	131.7	136.3
Property, plant and equipment, net	543.5	549.5
Equity investments in unconsolidated affiliates	147.2	140.8
Power purchase agreements and intangible assets, net	163.3	170.1
Goodwill	21.3	21.3
Derivative instruments asset	—	0.3
Right of use lease asset	6.1	—
Other assets	6.2	6.2
Total assets	$1,019.3	$1,024.5
Liabilities
Current liabilities:
Accounts payable	$4.0	$2.5
Income taxes payable	0.2	—
Accrued interest	3.7	2.3
Other accrued liabilities	13.1	20.2
Current portion of long-term debt	78.1	68.1
Current portion of derivative instruments liability	11.0	4.5
Convertible debentures	18.5	18.1
Short-term lease liability	1.5	—
Other current liabilities	0.4	0.2
Total current liabilities	130.5	115.9
Long-term debt, net of unamortized discount and deferred financing costs	519.6	540.7
Convertible debentures, net of discount and unamortized deferred financing costs	77.8	75.7
Derivative instruments liability	14.8	15.4
Deferred income taxes	8.1	9.0
Power purchase agreements and intangible liabilities, net	20.9	21.2
Asset retirement obligations, net	49.7	49.2
Long-term lease liability	5.1	—
Other long-term liabilities	5.0	5.0
Total liabilities	$831.5	$832.1
Equity
Common shares, no par value, unlimited authorized shares; 109,688,979 and 108,341,738 issued and outstanding at March 31, 2019 and December 31, 2018, respectively	1,261.4	1,260.9
Accumulated other comprehensive loss	(144.1)	(146.2)
Retained deficit	(1,112.7)	(1,121.6)
Total Atlantic Power Corporation shareholders’ equity	4.6	(6.9)
Preferred shares issued by a subsidiary company	183.2	199.3
Total equity	187.8	192.4
Total liabilities and equity	$1,019.3	$1,024.5

Atlantic Power Corporation

Table 5 - Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended March 31,
	2019	2018
Project revenue:
Energy sales	$37.0	$38.4
Energy capacity revenue	$30.2	20.1
Other	$5.8	21.5
	$73.0	80.0
Project expenses:
Fuel	20.0	22.2
Operations and maintenance	16.5	21.2
Depreciation and amortization	16.2	23.8
	52.7	67.2
Project other income (loss):
Change in fair value of derivative instruments	(2.4)	3.8
Equity in earnings of unconsolidated affiliates	12.9	12.3
Interest, net	(0.3)	(0.6)
Other income, net	0.1	—
	10.3	15.5
Project income	30.6	28.3

Administrative and other expenses:
Administration	6.8	6.0
Interest expense, net	11.1	15.1
Foreign exchange loss (gain)	5.0	(8.2)
Other expense (income), net	4.7	(2.0)
	27.6	10.9
Income from operations before income taxes	3.0	17.4
Income tax expense	0.6	3.2
Net income	2.4	14.2
Net loss attributable to preferred shares of a subsidiary company	(6.5)	(1.7)
Net income attributable to Atlantic Power Corporation	$8.9	$15.9
Net earnings per share attributable to Atlantic Power Corporation shareholders:
Basic	$0.08	$0.14
Diluted	$0.07	$0.12
Weighted average number of common shares outstanding:
Basic	108.9	114.8
Diluted	138.6	140.6

Atlantic Power Corporation

Table 6 - Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2019	2018
Cash provided by operating activities:
Net income	$2.4	$14.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16.2	23.8
Share-based compensation	0.6	0.5
Equity in earnings from unconsolidated affiliates	(12.9)	(12.3)
Distributions from unconsolidated affiliates	5.8	6.6
Unrealized foreign exchange loss (gain)	5.3	(8.0)
Change in fair value of derivative instruments	7.1	(5.9)
Amortization of debt discount, deferred financing costs and right of use lease asset	2.3	3.4
Change in deferred income taxes	(0.7)	2.2
Change in other operating balances
Accounts receivable	5.1	26.1
Inventory	2.7	1.6
Prepayments and other assets	(1.4)	0.8
Accounts payable	1.9	3.2
Accruals and other liabilities	(5.2)	(5.9)
Cash provided by operating activities	29.2	50.3

Cash provided by (used in) investing activities:
Proceeds from asset sales	1.5	—
Purchase of property, plant and equipment	(0.3)	(1.1)
Cash provided by (used in) investing activities	1.2	(1.1)

Cash used in financing activities:
Proceeds from convertible debenture issuance	—	92.2
Repayment of convertible debentures	—	(88.1)
Common share repurchases	(0.1)	(6.4)
Preferred share repurchases	(7.7)	(4.0)
Repayment of corporate and project-level debt	(15.8)	(32.4)
Deferred financing costs	—	(4.8)
Dividends paid to preferred shareholders	(1.9)	(2.2)
Cash used in financing activities:	(25.5)	(45.7)

Net increase in cash, restricted cash and cash equivalents	4.9	3.5
Cash, restricted cash and cash equivalents at beginning of period	70.4	84.8
Cash, restricted cash and cash equivalents at end of period	$75.3	$88.3

Supplemental cash flow information
Interest paid	$8.2	$8.6
Income taxes paid, net	$0.8	$1.0
Accruals for construction in progress	$—	$0.3

Atlantic Power Corporation

Table 7 - Project Income (Loss) and Project Adjusted EBITDA by Segment

(in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2019	2018
Project income (loss)
East U.S.	$23.6	$20.8
West U.S.	0.4	(2.0)
Canada	8.6	7.4
Un-allocated Corporate	(2.0)	2.1
Total	$30.6	$28.3
Project Adjusted EBITDA
East U.S.	$36.0	$33.2
West U.S.	6.1	6.1
Canada	11.7	14.2
Un-allocated Corporate	(0.1)	(0.1)
Total	$53.7	$53.4

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies.  Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies.  The most directly comparable GAAP measure is Project income (loss).  Project Adjusted EBITDA is defined as Project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges), and changes in the fair value of derivative instruments.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to Project income and to Net income on a consolidated basis is provided in Table 8 below.

Atlantic Power Corporation

Table 8 - Reconciliation of Net Income to Project Adjusted EBITDA

(in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2019	2018
Net income attributable to Atlantic Power Corporation	$8.9	$15.9
Net loss attributable to preferred share dividends of a subsidiary company	(6.5)	(1.7)
Net income	$2.4	$14.2
Income tax expense	0.6	3.2
Income from operations before income taxes	3.0	17.4
Administration	6.8	6.0
Interest expense, net	11.1	15.1
Foreign exchange loss (gain)	5.0	(8.2)
Other expense (income), net	4.7	(2.0)
Project income	$30.6	$28.3

Reconciliation to Project Adjusted EBITDA
Depreciation and amortization	$20.2	$27.9
Interest, net	0.7	1.0
Change in the fair value of derivative instruments	2.4	(3.8)
Other income, net	(0.2)	—
Project Adjusted EBITDA	$53.7	$53.4